Term Sheet No. J159 To the Underlying Supplement dated June 24, 2010, Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 November 16, 2010
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due November 21, 2013 Linked to a Basket Consisting of the MSCI AC (All Country) Far East Ex-Japan Index and the iShares® MSCI Emerging Markets Index Fund
General
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The notes are designed for investors who seek a capped return at maturity linked to an equally weighted basket of one index and one fund. Investors should be willing to forgo interest and dividend payments and, if the Basket Closing Level is less than the Initial Basket Level by more than 30.00% on any trading day during the Monitoring Period and the Final Basket Level is less than the Initial Basket Level, be willing to lose up to 100% of their investment. If the Basket Closing Level is not less than the Initial Basket Level by more than 30.00% on any trading day during the Monitoring Period, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Basket, if any, up to the Maximum Return, which will be at least 30.00% (to be determined on the Pricing Date) and the Contingent Minimum Return, which will be at least 21.40% (to be determined on the Pricing Date). Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing November 21, 2013†.
•	Minimum purchase of $20,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The notes are expected to price on or about November 17, 2010 (the “Pricing Date”) and are expected to settle on or about November 22, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to an equally weighted basket consisting of one index and one fund (each a “Basket Component,” and together, the “Basket Components”). We refer to the Basket Components collectively as the “Basket”.

	Basket Component		Ticker	Initial Component Level*	Weighting
	MSCI AC (All Country) Far East Ex-Japan Index	(The “Reference Index”)	MXFEJ		50.00%
	iShares MSCI Emerging Markets Index Fund	(The “Reference Fund”)	EEM UP		50.00%
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Basket, as follows:
• If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Basket Return is less than or equal to the Contingent Minimum Return, the Contingent Minimum Return;
• if the Basket Return is greater than the Contingent Minimum Return but less than the Maximum Return, the Basket Return; and
• if the Basket Return is equal to or greater than the Maximum Return, the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,214 and $1,300 (to be determined on the Trade Date).

•      If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the lesser of (i) the Basket Return and (ii) the Maximum Return.

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Basket Level is less than the Initial Basket Level.
Any payment at maturity is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the Basket Closing Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 30.00% (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Valuation Date.
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Maximum Return:	Expected to be 30.00% (to be determined on the Pricing Date).
Contingent Minimum Return:	Expected to be 21.40% (to be determined on the Pricing Date).
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Basket Closing Level on the Valuation Date.
Basket Closing Level:	On each trading day, the Basket Closing Level will be calculated as follows:

100 x [1 + ((MXFEJ Return × 50.00%) +(EEM Return × 50.00%)], where the MXFEJ Return and the EEM Return are the Component Returns of the Reference Index and the Reference Fund, respectively, on such trading day.

Component Return:
With respect to each Basket Component, the Component Return on any trading day will be calculated as follows using the Component Level of such Basket Component on such trading day and the Initial Component Level:

Component Level – Initial Component Level Initial Component Level
Initial Component Level:*	For each Basket Component, the closing level of such Basket Component on the Pricing Date.
Component Level:	For each Basket Component on any trading day, the closing level for such Basket Component on such trading day.
Valuation Date†:	November 18, 2013
Maturity Date†:	November 21, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EA38
* In the event that the closing level for either Basket Component is not available on the Pricing Date, the Initial Component Level for such Basket Component will be determined on the immediately following trading day on which a closing level is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this term sheet and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$20.00	$980.00
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $980.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $20.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
JPMorgan
Placement Agent

November 16, 2010

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the underlying supplement, product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this term sheet together with the underlying supplement dated June 24, 2010, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Basket reflecting the Initial Basket Level of 100 and assuming a Knock-Out Buffer Amount of 30.00%, a Maximum Return of 30.00% and a Contingent Minimum Return of 21.40%. The actual Knock-Out Buffer Amount, Maximum Return and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Basket Level and on whether a Knock-Out Event occurs. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Percentage Change in Basket Return	A Knock-Out Event Does Not Occur		A Knock-Out Event Does Occur
Final Basket Level		Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
200.00	100.00%	30.00%	$1,300.00	30.00%	$1,300.00
190.00	90.00%	30.00%	$1,300.00	30.00%	$1,300.00
180.00	80.00%	30.00%	$1,300.00	30.00%	$1,300.00
170.00	70.00%	30.00%	$1,300.00	30.00%	$1,300.00
160.00	60.00%	30.00%	$1,300.00	30.00%	$1,300.00
150.00	50.00%	30.00%	$1,300.00	30.00%	$1,300.00
140.00	40.00%	30.00%	$1,300.00	30.00%	$1,300.00
130.00	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
125.00	25.00%	25.00%	$1,250.00	25.00%	$1,250.00
121.40	21.40%	21.40%	$1,214.00	21.40%	$1,214.00
110.00	20.00%	21.40%	$1,214.00	20.00%	$1,200.00
120.00	10.00%	21.40%	$1,214.00	10.00%	$1,100.00
105.00	5.00%	21.40%	$1,214.00	5.00%	$1,050.00
100.00	0.00%	21.40%	$1,214.00	0.00%	$1,000.00
95.00	-5.00%	21.40%	$1,214.00	-5.00%	$950.00
90.00	-10.00%	21.40%	$1,214.00	-10.00%	$900.00
80.00	-20.00%	21.40%	$1,214.00	-20.00%	$800.00
70.00	-30.00%	21.40%	$1,214.00	-30.00%	$700.00
60.00	-40.00%	N/A%	N/A	-40.00%	$600.00
50.00	-50.00%	N/A%	N/A	-50.00%	$500.00
40.00	-60.00%	N/A%	N/A	-60.00%	$400.00
30.00	-70.00%	N/A	N/A	-70.00%	$300.00
20.00	-80.00%	N/A	N/A	-80.00%	$200.00
10.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Hypothetical Examples of Amounts Payable at Maturity

Example 1: The closing level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of of 150, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Basket Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,300 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 30%)
	=	$1,300

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Basket Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,300 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Basket Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 30%)
	=	$1,300

Example 2: The closing level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 125, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Basket Return of 25% is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a payment at maturity of $1,250 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × 25%)
	=	$1,250

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Basket Return of 25% is less than the Maximum Return, the investor receives a payment at maturity of $1,250 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Basket Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × 25%)
	=	$1,250

Example 3: The closing level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 110, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Basket Return of 10% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,214 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 21.40%)
	=	$1,214

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Basket Return of 10% is less than the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Basket Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

Example 4: The closing level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 80, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Basket Return of -20% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,214 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 21.40%)
	=	$1,214

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Basket Return of -20% is less than the Maximum Return, the investor receives a payment at maturity of $800 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Basket Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × -20%)
	=	$800

 Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Basket at maturity, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 30.00%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,300 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, in addition to the principal amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 21.40% on the notes, or a minimum payment at maturity of $1,214 for every $1,000 principal amount of notes. The actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 21.40%. Even if a Knock-Out Event has occurred, if the Final Basket Level is greater than the Initial Basket Level, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Basket Return, subject to the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET COMPONENTS – The return on the notes is linked to an equally weighted basket consisting of the MSCI AC (All Country) Far East Ex-Japan Index and the iShares MSCI Emerging Markets Index Fund. The MSCI AC (All Country) Far East Ex-Japan Index is calculated by MSCI Inc. (“MSCI”) and is a free float adjusted market capitalization weighted index that is designed to measure the equity market performance of the Far East, excluding Japan. The MSCI Emerging Markets Index is calculated by MSCI and is a free float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For further information on the Basket Components, see “The Reference Indices—The MSCI Indices—The MSCI AC (All Country) Far East Ex-Japan Index” and “The Reference Funds—The iShares Funds—The iShares MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components or any of the stocks comprising the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs and the Final Basket Level is less than the Initial Basket Level, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 30.00%. Accordingly, the maximum amount payable at maturity is expected to be $1,300 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to closing price monitoring. As a result, if the Basket Return on any trading day during the Monitoring Period is less than the Initial Basket Level by more than the Knock-Out Buffer Amount of 30.00%*, you will not be entitled to receive the Contingent Minimum Return of 21.40%* on the notes and you will be fully exposed at maturity to any depreciation in the Basket. Under these circumstances, if the Final Basket Level is less than the Initial Basket Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level as compared to the Initial Basket Level. You will be subject to this potential loss of principal even if the Basket subsequently increases such that the Basket Return is less than the Initial Basket Level by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Basket Level. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Basket.

* The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 30.00% and 21.40%, respectively.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

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THERE ARE RISKS ASSOCIATED WITH THE REFERENCE FUND – Although shares of the Reference Fund are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. The Reference Fund is subject to management risk, which is the risk that the Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Fund’s investment strategy or otherwise, BlackRock Fund Advisors (“BFA”), the investment advisor for the Reference Fund, may add, delete or substitute the components held by the Reference Fund. Any of these actions could affect the price of the shares of the Reference Fund and consequently the value of the securities.

•
THE PERFORMANCE OF THE REFERENCE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX – The Reference Fund will generally invest in all of the equity securities included in the MSCI Emerging Markets Index, the “Tracked Index” for the Reference Fund. There may, however, be instances where BFA may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that BFA believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Reference Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Reference Fund may differ from the net asset value per share of the Reference Fund. For these reasons, the performance of the Reference Fund may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Reference Fund and the performance of the Tracked Index, see the information set forth under “The Reference Funds—The iShares® Funds—The iShares® Emerging Markets Index Fund” in the accompanying underlying supplement.

•
HEDGING AND TRADING IN THE BASKET COMPONENTS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Components or equity securities included in the Basket Components.  We or our affiliates may also trade in the Basket Components or instruments related to the Basket Components from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
NON-U.S. SECURITIES MARKETS RISKS – The stocks comprising the Basket Components are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

•
CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Basket Components, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the Basket Components, the level of the Basket Components and the value of the securities.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Fund. However, an adjustment will not be required in response to all events that could affect the Reference Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Notes—Anti-dilution adjustments for funds” in the accompanying product supplement.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Basket Components.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the level of the Basket during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Basket Closing Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Basket Components;

o	the time to maturity of the notes;

o	the dividend rate on the stocks comprising the Basket Components;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components or stock markets generally and which may affect the level of the Basket;

o
the exchange rate and volatility of the exchange rates between the U.S. dollar and currencies of the stocks comprising the Basket Components and any other currency relevant to the value of the Basket Components;

o	the occurrence of certain events affecting the Reference Fund that may or may not require an adjustment to the Share Adjustment Factor, including anti-dilution adjustments; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Component and the Basket based on the closing levels of the Basket Components from January 1, 2005 through November 12, 2010. The closing level of the MSCI AC (All Country) Far East Ex-Japan Index on November 12, 2010 was 516.84. The closing level of the iShares MSCI Emerging Markets Index Fund on November 12, 2010 was 46.41. We obtained the closing levels of the Basket Components below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Basket Components on any trading day during the Monitoring Period, including on the Valuation Date. We cannot give you assurance that the performance of the Basket will result in any return of your investment.

For further information on the Basket Components, see “The Reference Indices—The MSCI Indices— MSCI AC (All Country) Far East Ex-Japan Index” and “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

Market Disruption Events

A “market disruption event” is, in respect of the Reference Index, the occurrence or existence on any underlying business day during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the exchange described below or otherwise) on:

(a)
an exchange in securities that comprise 20% or more of the level of the Reference Index (or the successor reference index) based on a comparison of (1) the portion of the level of the Reference Index (or the successor reference index) attributable to each component comprising the Reference Index (or the successor reference index) in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the Reference Index (or the successor reference index), in the case of (1) or (2) immediately before that suspension or limitation;

(b)	a related exchange in options contracts on the Reference Index (or the successor reference index); or

(c)	a related exchange in futures contracts on the Reference Index (or the successor reference index);

in the case of (a), (b) or (c) if, in the determination of the calculation agent, such suspension or limitation is material.

If the calculation agent determines that a market disruption event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a market disruption event, and (b) the calculation agent will determine the closing level of the Reference Index for the Valuation Date on that fifth succeeding underlying business day in accordance with the formula for and method of calculating the Reference Index last in effect prior to the commencement of the market disruption event using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole and absolute discretion) or, if trading in any component comprising the Reference Index has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole and absolute discretion) but for the suspension or limitation, as of the valuation time on that deemed Valuation Date, of each component comprising the Reference Index (subject to the provisions described under “Changes to the Calculation of the Reference Index” below).

A “market disruption event” is, in respect of the Reference Fund (or the successor reference fund):

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Reference Fund (or successor reference fund) on the relevant exchange for the Reference Fund (or successor Reference Fund) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the relevant exchange for shares of the Reference Fund (or successor reference fund), as a result of which the reported trading prices for such shares during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c)
the occurrence or existence of a suspension, absence or material limitation of trading on the related exchange for the Reference Fund (or successor reference fund), if available, during the one-half hour period preceding the close of the principal trading session on that related exchange;

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the shares of the Reference Fund, or any instrument related to the shares of the Reference Fund or to adjust or unwind all or a material portion of any hedge position in the Reference Fund with respect to securities.

If the calculation agent determines that a market disruption event exists in respect of the Reference Fund on the Valuation Date for the Reference Fund, then the Valuation Date will be postponed to the first succeeding underlying business day for the Reference Fund on which the calculation agent determines that no market disruption event exists in respect of the Reference Fund, unless the calculation agent determines that a market disruption event in respect of the Reference Fund exists on each of the five underlying business days for the Reference Fund immediately following such scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day for the Reference Fund following such scheduled Valuation Date will be deemed to be such Valuation Date for such Reference Fund, notwithstanding the existence of a market disruption event in respect of the Reference Fund, and (b) the calculation agent will determine the closing level for the Reference Fund on that deemed Valuation Date using its good faith estimate of the settlement prices that would have prevailed on the relevant exchange but for the occurrence of a market disruption event of each security comprising the Reference Fund (subject to the provisions described under the “Description of the Notes—Adjustments to the calculation of a fund” in the accompanying product supplement).

The Valuation Date for any Basket Component not affected by a market disruption event will be the scheduled Valuation Date for such Basket Component. If the Valuation Date for either Basket Component is postponed as a result of a market disruption event as described above or because the scheduled Valuation Date is not an underlying business day for such Basket Component, then the Maturity Date will be postponed to the fifth business day following the latest date to which such Valuation Date is postponed for any Basket Component.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket Components that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had a term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all of the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the [reference shares – LCD to conform to style of document].  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the [reference shares – LCD to conform to style of document], in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless  (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $20 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse